FOR IMMEDIATE RELEASE

                     CHORUS COMMUNICATIONS GROUP ENTERS
           INTO MERGER AGREEMENT WITH TELEPHONE AND DATA SYSTEMS

November 27, 2000 - Madison, Wis. - Chorus Communications Group, Ltd. of Madison, Wis. [OTC Bulletin Board: CCGL] announced today that it has entered into a definitive agreement with Telephone and Data Systems, Inc. [AMEX:TDS] after which Chorus will become a wholly owned subsidiary of TDS and Chorus shareholders will receive $36.07 in cash per share. The transaction is subject to certain conditions, including regulatory approvals and approval by Chorus shareholders, and is expected to close in the second quarter of 2001. The total purchase price for Chorus will be approximately $195 million plus the assumption of debt. Chorus' stock closed Friday at $16.00 per share.

Dean W. Voeks, President and Chief Executive Officer of Chorus said: "This merger with TDS is the logical partnership of two strong companies with the same perspective regarding the future opportunities and challenges facing each of us in the changing telecommunications marketplace. I believe, being a member of the TDS family will greatly enhance our ability to serve both our customers and our employees."

Legg Mason Wood Walker, Incorporated served as financial advisor to the Company and issued a fairness opinion to the Board of Directors in connection with the transaction. The Company intends to file in the next three to four weeks with the Securities and Exchange Commission a preliminary proxy statement with respect to the TDS merger. Following SEC review, the Company will forward a proxy statement to all Chorus shareholders for approval of the transaction.

Chorus also announced today the declaration of a $0.16 cash dividend per share payable on December 15, 2000 to shareholders of record as of December 8, 2000. Pending the closing of the TDS transaction, the Company has agreed not to declare or pay any additional dividends.

Chorus Communications Group, Ltd. is a telecommunications company serving approximately 45,000 business and residential access lines and 30,000 Internet customers primarily in Wisconsin. Its assets include the local exchange carriers Mid-Plains, Inc., Dickeyville Telephone and Farmers Telephone Company. The Company's other operations, including Chorus Networks, sell, install and service business telephone and videoconferencing systems, data networks, Internet access and long distance. Chorus also has recently entered the CLEC business in Wisconsin and Minnesota. In addition, through its local exchange carriers, Chorus has interests in certain wireless partnerships in Wisconsin.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing cellular and local telephone service. The Company currently employs over 8,000 people and serves approximately 3.6 million customers in 35 states. Founded in 1969, TDS Telecom serves more than 900 rural and suburban communities in 28 states. The company has achieved steady growth and is America's ninth largest non-Bell telephone company, with more than 696,000 access lines and revenues of $546 million in 1999.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: receipt and timing of regulatory and shareholder approvals and the satisfaction of other closing conditions to the TDS merger; changes in the overall economy; changes in competition in the markets in which Chorus operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; acquisitions/divestitures of properties and or licenses; changes in customer growth rates, penetration rates, churn rates, and the mix of products and services offered in our markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by Chorus with the SEC.

For further information contact:


DEANNE BOEGLI, VICE PRESIDENT - MARKETING
voice: 608-826-4230
e-mail: deanne.boegli@chorusgroup.com
-------------------------------------

CHRISTY LAMASNEY, CORPORATE COMMUNICATIONS MANAGER
voice: 608-826-4296
e-mail: christy.lamasney@chorusgroup.com
----------------------------------------

Chorus Communications Group, Ltd.
8501 Excelsior Drive
Madison, WI 53717


For further information about Chorus, visit:

www.chorusgroup.com
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